Pandora Strengthens Balance Sheet and Sharpens Focus on Core Priorities

Announces strategic investment from SiriusXM and sale of Ticketfly; Strategic Review Complete
June 09, 2017 09:20 AM Eastern Daylight Time

OAKLAND, Calif.--(BUSINESS WIRE)--Pandora (NYSE: P), the go-to music source for fans and artists, announced two important transactions at the conclusion of the strategic review the company disclosed on May 8, 2017. Driven by a focus on optimizing shareholder value, the company secured an agreement from SiriusXM to make a $480 million investment in the company and announced its sale of Ticketfly to Eventbrite for $200 million. In combination, these transactions arm the company with a strong balance sheet, sharpen operational focus, and strengthen the company’s board of directors.
"This is a very significant juncture in Pandora’s journey,” said Tim Westergren, Pandora’s CEO and founder. “After years of innovation and hard work we now have critical pieces in place: A massive and highly engaged audience, a market-leading digital advertising business, a best-in-class product portfolio, and a robust balance sheet that gives us the flexibility we need to attack what is becoming a larger and larger opportunity as digital music enters a new golden age."
“With a loyal quarterly audience of nearly 100 million Americans, Pandora is a powerhouse in the music ecosystem and by far the leading player in the growing world of digital audio advertising -- a category we believe is becoming increasingly prevalent in a world with young, hyper-mobile, multitasking consumers, and with a proliferation of connected devices with little or no user interface.”
“Pandora is now poised to advance to the next stage of the company’s lifecycle,” said Pandora Director, Tim Leiweke. “We are pleased that the conclusion of our strategic review resulted in a major investment by a world class company like SiriusXM, and with the sale of Ticketfly, we will now redouble our focus on execution supported by a strong balance sheet.”
With its highly successful personalized radio service, Pandora is well positioned to create a hybrid advertising/subscription model that can achieve success where others in the subscription music category may have struggled. Underpinning all of this, of course, Pandora’s offerings remain the gold standard for a truly personalized music listening experience.
Ticketfly Sale Agreement
Pandora also announced that it has entered into a definitive agreement under which Eventbrite will acquire Pandora’s Ticketfly business for $200 million, funded through a combination of $150 million cash and a $50 million note payable to Pandora. In connection with the closing, Pandora and Eventbrite expect to enter into a commercial agreement that allows Pandora to substantially broaden the scale of its ticketing opportunities. Pandora believes that this type of commercial agreement is the best approach to ticketing, leveraging audience scale and targeting while minimizing the operational commitment. We expect to close the Ticketfly transaction in the third quarter of 2017.

Affirming Guidance
Based on information available as of June 8, 2017 the Company is reiterating and affirming the financial guidance provided on the Q1 conference call on May 8, 2017. The guidance indicated that second quarter revenue is expected to be in the range of $360 million to $375 million and Adjusted EBITDA loss is expected to be in the range of $65 million to $50 million. Pandora reiterated that it expects full-year revenue in the range of $1.50 billion to $1.65 billion, prior to any adjustment for the sale of Ticketfly. The reconciliation of our adjusted EBITDA guidance to GAAP is contained in our Q117 financial results press release from May 8, 2017.
Additional information relating to the SiriusXM investment and the Ticketfly sale may be found in the applicable Form 8-K that will be filed by Pandora with the U.S. Securities and Exchange Commission.
This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our listener base and listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to enter into and maintain commercially viable direct licenses with record labels for the right to reproduce and publicly perform sound recordings on our service; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the current period.
The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.
These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.
About Pandora
Pandora is the world’s most powerful music discovery platform – a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | @pandoramusic | www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com
Contacts
Pandora
Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Hani Durzy, 415-722-0883
Corporate Communications
hdurzy@pandora.com